Exhibit 99.1

FOR FURTHER INFORMATION:

Lawrence D. Damron
Senior Vice President  & Chief Financial Officer
(847) 229-2222

Lawrence Damron Joins Aksys’® Board of Directors

Lincolnshire, IL – August 13, 2004 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today announced that Lawrence Damron was appointed to the Company’s Board of Directors yesterday. Mr. Damron’s 25 years of experience in the healthcare sector makes him a great addition to Aksys’ current board of directors. After this appointment, Aksys’ board of directors will be comprised of six members. Mr. Damron will continue to serve as the Company’s Chief Financial Officer.

“Larry has brought tremendous financial experience and renal care expertise to our Company as Chief Financial Officer,” stated Bill Dow, Aksys’ President and CEO. “In particular, he has been instrumental in building our financial model and raising funds for the Company. As Aksys continues to grow, Larry’s wide range of business experience will provide a significant contribution to our efforts to build shareholder value.”

He currently serves on the board of directors of Bio-Logic Systems Corporation, a designer and marketer of computerized medical electro-diagnostic equipment and disposables and Trinity Health, one of the largest healthcare systems in the United States.

Mr. Damron joined Aksys in May 2002 as Senior Vice President and Chief Financial Officer. Prior to joining Aksys, he served as CFO for Everest Healthcare Services Corporation and played an instrumental role in the successful growth of the business and its sale to Fresenius Medical Care. Earlier in his career, he was with Baxter International for 17 years serving as the company’s Corporate Treasurer from 1992 to 1997 and then SVP Finance and Treasurer to Evanston Northwestern Healthcare. Mr. Damron will serve as a Class I Director of the Company.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to allow more frequent dialysis leading to improved clinical outcomes for patients and a reduction in the mortality, morbidity and associated high cost of patient care.  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System;(iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our  ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the PHD System; (viii) changes in Quality System Requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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